Exhibit 10.3

Intelsat Global S.A.

August 5, 2010

Dear :

Reference is made to that certain Intelsat Global S.A. Unallocated Bonus Plan (the “Plan”) adopted by Intelsat Global S.A. (together with any affiliates thereof and successors thereto, the “Company”), effective as of February 4, 2008. Capitalized terms used but not otherwise defined in this letter agreement (the “Letter Agreement”) shall have the meanings ascribed to them in the Plan.

Notwithstanding anything to the contrary in the Plan (including, without limitation, Section 11 of the Plan), the Plan may not be amended in any manner that would materially and adversely affect your rights as a Participant without your prior written consent.

You and the Company acknowledge and agree that the benefits which are provided to you pursuant to this Letter Agreement are provided as part of your incentive package in connection with your employment with the Company or one of its subsidiaries and affiliates and, for the avoidance of doubt, are not provided to you in connection with your status as a shareholder of the Company.

This Letter Agreement and the Plan constitute the entire agreement between you and the Company with respect to the subject matter described herein.

This Letter Agreement may be executed in counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same instrument.

[Signature page follows]

Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to the Company. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement in its entirety, fully understand and agree to its terms and provisions, and intend and agree that it be final and legally binding on you, the Company and all other interested parties.

INTELSAT GLOBAL S.A.

By:
Name: Title:

Agreed and acknowledged as of the date first above written: